Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 19, 2018

Littelfuse, Inc.
8755 West Higgins Road, Suite 500
Chicago, Illinois 60631

Re:                             Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-221147) on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Littelfuse, Inc., a Delaware corporation (“Littelfuse”), in connection with the preparation and filing of Littelfuse’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to up to 528,801 shares of Littelfuse’s common stock, par value $0.01 per share (the “Littelfuse Shares”), that may be issued by Littelfuse upon the exercise of certain outstanding option awards held by certain persons that qualify as current employees of IXYS Corporation, a Delaware corporation (“IXYS”), or its subsidiaries immediately prior to the acquisition of IXYS by Littelfuse pursuant to the terms of the Agreement and Plan of Merger, dated as of August 25, 2017, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2017, by and among Littelfuse, IXYS, Iron Merger Co., Inc., a Delaware corporation and wholly owned subsidiary of Littelfuse, and IXYS Merger Co., LLC, a Delaware limited liability company and wholly owned subsidiary of Littelfuse.  The options were originally granted under the IXYS Corporation 1999 Equity Incentive Plan, the IXYS Corporation 2009 Equity Incentive Plan, the IXYS Corporation 2011 Equity Incentive Plan, the IXYS Corporation 2013 Equity Incentive Plan, the IXYS Corporation 2016 Equity Incentive Plan, the Zilog, Inc. 2002 Omnibus Stock Incentive Plan and the Zilog, Inc. 2004 Omnibus Stock Incentive Plan (collectively, the “Plans”).

For purposes of giving this opinion, we have examined the Registration Statement, Littelfuse’s Certificate of Incorporation, as amended, and Littelfuse’s Bylaws, as amended and restated.  Also, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Littelfuse and certificates or comparable documents of public officials and of officers and representatives of Littelfuse.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Littelfuse Shares to be issued by Littelfuse pursuant to and in the manner contemplated by the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan will be, upon issuance, duly authorized and such Littelfuse Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York.  Littelfuse is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement as the attorneys who passed upon the legality of the Littelfuse Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz